Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com

Media Relations
Heather Hille
Managing Director, Corporate Affairs
(952) 887-8923, heather.hille@toro.com

For Immediate Release
The Toro Company Reports Record Results for the First-Quarter of Fiscal 2023
Highlighted by Strong Professional Segment Performance and Improved Profitability

•Record first-quarter net sales of $1.15 billion, up 23% year over year
•First-quarter reported diluted EPS of $1.01, up 53% year over year
•Record first-quarter *adjusted diluted EPS of $0.98, up 49% year over year
•Reaffirms full-year fiscal 2023 net sales and *adjusted diluted EPS guidance
BLOOMINGTON, Minn.—(BUSINESS WIRE) — March 9, 2023—The Toro Company (NYSE: TTC) today reported results for its fiscal first-quarter ended February 3, 2023.
“We started fiscal 2023 with great momentum, and achieved record results for the first quarter,” said Richard M. Olson, chairman and chief executive officer. “We delivered top-line growth in both segments as demand for our innovative products remained strong, especially in key professional markets. Our dedicated team executed with their hallmark discipline, while keeping a sharp focus on serving our customers. This discipline, along with an improved supply chain, drove manufacturing efficiencies and profitability gains across the enterprise."

FIRST-QUARTER FISCAL 2023 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	FY23 Q1	FY22 Q1	% Change	FY23 Q1	FY22 Q1	% Change
Net Sales	$1,148.8	$932.7	23%	$1,148.8	$932.7	23%
Net Earnings	$106.9	$69.5	54%	$103.6	$69.7	49%
Diluted EPS	$1.01	$0.66	53%	$0.98	$0.66	49%

FIRST-QUARTER FISCAL 2023 SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the first quarter were $880.7 million, up 30.9% from $672.9 million in the same period last year. The increase was driven by higher shipments of products broadly across the segment, net price realization, and incremental revenue from the first quarter fiscal 2022 acquisition of the Intimidator Group.
•Professional segment earnings for the first quarter were $144.1 million, up 54.5% from $93.3 million in the same period last year, and, when expressed as a percentage of net sales, 16.4%, up from 13.9% in the prior-year period. The increase was primarily due to net price realization, net sales leverage, and productivity improvements, partially offset by higher material, freight, and manufacturing costs, and the addition of the Intimidator Group at a lower initial margin than the segment average.
Residential Segment
•Residential segment net sales for the first quarter were $264.6 million, up 3.6% from $255.4 million in the same period last year. The increase was primarily driven by net price realization and higher shipments of zero turn riding mowers, partially offset by lower shipments of snow products.
•Residential segment earnings for the first quarter were $37.8 million, up 19.1% from $31.8 million in the same period last year, and when expressed as a percentage of net sales, 14.3%, up from 12.4% in the prior-year period. The increase was largely driven by net price realization and productivity improvements, partially offset by higher material, freight, and manufacturing costs, and higher SG&A expense.

OPERATING RESULTS
Gross margin for the first quarter was 34.5%, compared with 32.2% for the same prior-year period. The increase in gross margin was primarily due to net price realization and productivity improvements, partially offset by higher material, freight, and manufacturing costs, as well as the addition of the Intimidator Group at a lower initial gross margin than the company average.
SG&A expense as a percentage of net sales for the first quarter was 22.6%, compared with 22.4% in the prior-year period. The increase was due to higher warranty costs in certain of our professional segment businesses, partially offset by net sales leverage.
Operating earnings as a percentage of net sales were 11.9% for the first quarter, compared with 9.8% in the same prior-year period. *Adjusted operating earnings as a percentage of net sales for the first quarter were 11.9%, compared with 9.9% in the same prior-year period.
Interest expense was $14.1 million for the first quarter, up $7.1 million. The increase was driven by incremental borrowing to fund the Intimidator Group acquisition, and higher average interest rates.
The reported effective tax rate for the first quarter was 18.6% compared with 20.2% in fiscal 2022, primarily driven by higher tax benefits recorded as excess tax deductions for stock compensation in the current-year period. The *adjusted effective tax rate for the first quarter was 21.4% compared with 20.9% in fiscal 2022.

OUTLOOK
"Our momentum continues to be supported by the exceptional demand and substantial order backlog for products in key professional end markets, as well as the expected benefits from our pricing and productivity initiatives,” concluded Olson. “Importantly, we anticipate continued improvements in the supply chain, which combined with our operational execution, position us to increase product availability and enhance profitability. In addition, we expect to benefit from our innovative product lineup, extensive service and support networks, and well-established market leadership, bolstered by the essential nature and regular replacement cycles of our products.

“Our team continues to operate with agility and resiliency, mindful of the current macroeconomic environment and guided by our enterprise strategic priorities of accelerating profitable growth, driving productivity and operational excellence, and empowering people. We are prioritizing investments in transformational technologies that can be leveraged across our broad portfolio, to promote the acceleration of new product development and capitalize on long-term growth opportunities. These investments, along with our trusted brands and outstanding team of employees and channel partners, are expected to strengthen our market leadership now and into the future, and drive value for all stakeholders.”

For fiscal 2023, management continues to expect net sales growth in the range of 7% to 10% and *adjusted diluted EPS in the range of $4.70 to $4.90. The estimated *adjusted diluted EPS range excludes the tax benefits recorded as excess tax deductions for stock compensation. The company's guidance is based on current visibility in this evolving and dynamic macro environment, and reflects expectations for strong demand across key professional markets, normalized seasonal demand patterns for residential and landscape contractor solutions, and continued operational execution. This guidance also assumes steady supply chain improvement throughout the year, with a return to a more typical distribution of quarterly sales.

*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
March 9, 2023 at 10:00 a.m. CST
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on March 9, 2023. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.5 billion in fiscal 2022, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan Mowers, BOSS Snowplow, Ventrac, American Augers, Trencor, Pope, Subsite Electronics, HammerHead, Radius HDD, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and our related earnings call reference certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to its regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2023 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2023 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2023 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2023 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2023 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “encourage,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “target,” “improve,” “believe,” “become,” “should,” “could,” “will,” “would,” “possible,” “promise,” “may,” “likely,” “intend,” “can,” “seek,” “pursue,” “potential,” “pro forma,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2023 financial guidance, and expectations for strong demand across key professional markets, normalized seasonal demand patterns for residential and landscape contractor solutions and continued operational execution, as well as supply chain improvement throughout the year, with a return to a more typical distribution of quarterly sales. Particular risks and uncertainties that may affect the company’s operating results or financial position include: adverse worldwide economic conditions, including inflationary pressures; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics and resins; COVID-19 related factors, risks and challenges; the effect of abnormal weather patterns; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; customer, government and municipal revenue, budget, spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; risks associated with acquisitions and dispositions, including the company's acquisition of Intimidator Group; impairment of goodwill or other intangible assets; impacts of any restructuring activities; management of alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	February 3, 2023	January 28, 2022
Net sales	$1,148,840	$932,650
Cost of sales	752,916	632,174
Gross profit	395,924	300,476
Gross margin	34.5%	32.2%
Selling, general and administrative expense	259,497	208,850
Operating earnings	136,427	91,626
Interest expense	(14,124)	(7,013)
Other income, net	9,011	2,534
Earnings before income taxes	131,314	87,147
Provision for income taxes	24,454	17,637
Net earnings	$106,860	$69,510

Basic net earnings per share of common stock	$1.02	$0.66

Diluted net earnings per share of common stock	$1.01	$0.66

Weighted-average number of shares of common stock outstanding — Basic	104,501	105,037

Weighted-average number of shares of common stock outstanding — Diluted	105,577	106,048

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended
Segment net sales	February 3, 2023	January 28, 2022
Professional	$880,660	$672,885
Residential	264,615	255,402
Other	3,565	4,363
Total net sales*	$1,148,840	$932,650

*Includes international net sales of:	$245,337	$194,986

	Three Months Ended
Segment earnings (loss) before income taxes	February 3, 2023	January 28, 2022
Professional	$144,076	$93,272
Residential	37,832	31,760
Other	(50,594)	(37,885)
Total segment earnings before income taxes	$131,314	$87,147

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	February 3, 2023	January 28, 2022	October 31, 2022
ASSETS
Cash and cash equivalents	$174,037	$192,959	$188,250
Receivables, net	377,262	366,270	332,713
Inventories, net	1,131,438	832,072	1,051,109
Prepaid expenses and other current assets	74,957	45,962	103,279
Total current assets	1,757,694	1,437,263	1,675,351

Property, plant, and equipment, net	584,147	507,549	571,661
Goodwill	584,550	576,940	583,297
Other intangible assets, net	577,064	600,797	585,832
Right-of-use assets	74,573	78,306	76,121
Investment in finance affiliate	45,726	24,119	39,349
Deferred income taxes	11,747	3,938	5,310
Other assets	19,445	24,133	19,077
Total assets	$3,654,946	$3,253,045	$3,555,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$—	$100,000	$—
Accounts payable	475,218	474,483	578,624
Accrued liabilities	496,793	395,739	469,242
Short-term lease liabilities	15,962	15,842	15,747
Total current liabilities	987,973	986,064	1,063,613

Long-term debt, less current portion	1,091,015	991,354	990,768
Long-term lease liabilities	60,680	65,760	63,604
Deferred income taxes	31,444	50,382	44,272
Other long-term liabilities	39,663	39,936	42,040

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	104,283	104,529	103,970
Retained earnings	1,368,493	1,040,634	1,280,856
Accumulated other comprehensive loss	(28,605)	(25,614)	(33,125)
Total stockholders’ equity	1,444,171	1,119,549	1,351,701
Total liabilities and stockholders’ equity	$3,654,946	$3,253,045	$3,555,998

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	February 3, 2023	January 28, 2022
Cash flows from operating activities:
Net earnings	$106,860	$69,510
Adjustments to reconcile net earnings to net cash used in operating activities:
Non-cash income from finance affiliate	(3,809)	(1,398)
Contributions to finance affiliate, net	(2,568)	(2,050)
Depreciation of property, plant and equipment	19,152	18,487
Amortization of other intangible assets	9,129	6,456
Stock-based compensation expense	5,224	5,225
Other	(5)	146
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(42,495)	(50,599)
Inventories, net	(76,769)	(59,171)
Prepaid expenses and other assets	(1,588)	(4,187)
Accounts payable, accrued liabilities, and other liabilities	(81,980)	(72,462)
Net cash used in operating activities	(68,849)	(90,043)

Cash flows from investing activities:
Purchases of property, plant and equipment	(29,329)	(11,903)
Proceeds from insurance claim	7,114	—
Business combinations, net of cash acquired	—	(401,494)
Proceeds from asset disposals	265	26
Net cash used in investing activities	(21,950)	(413,371)

Cash flows from financing activities:
Borrowings under debt arrangements	170,000	400,000
Repayments under debt arrangements	(70,000)	—
Proceeds from exercise of stock options	14,029	1,150
Payments of withholding taxes for stock awards	(2,647)	(1,381)
Purchases of TTC common stock	—	(75,000)
Dividends paid on TTC common stock	(35,516)	(31,469)
Other	(1,475)	—
Net cash provided by financing activities	74,391	293,300

Effect of exchange rates on cash and cash equivalents	2,195	(2,539)

Net decrease in cash and cash equivalents	(14,213)	(212,653)
Cash and cash equivalents as of the beginning of the fiscal period	188,250	405,612
Cash and cash equivalents as of the end of the fiscal period	$174,037	$192,959

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and our related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the three month periods ended February 3, 2023 and January 28, 2022:

	Three Months Ended
	February 3, 2023	January 28, 2022
Gross profit	$395,924	$300,476
Acquisition-related costs[1]	225	—
Adjusted gross profit	$396,149	$300,476

Operating earnings	$136,427	$91,626
Acquisition-related costs[1]	447	1,016
Adjusted operating earnings	$136,874	$92,642

Operating earnings margin	11.9%	9.8%
Acquisition-related costs[1]	—%	0.1%
Adjusted operating earnings margin	11.9%	9.9%

Earnings before income taxes	$131,314	$87,147
Acquisition-related costs[1]	447	1,016
Adjusted earnings before income taxes	$131,761	$88,163

Net earnings	$106,860	$69,510
Acquisition-related costs[1]	351	804
Tax impact of stock-based compensation[2]	(3,605)	(620)
Adjusted net earnings	$103,606	$69,694

Diluted EPS	$1.01	$0.66
Acquisition-related costs[1]	—	0.01
Tax impact of stock-based compensation[2]	(0.03)	(0.01)
Adjusted diluted EPS	$0.98	$0.66

Effective tax rate	18.6%	20.2%
Tax impact of stock-based compensation[2]	2.8%	0.7%
Adjusted effective tax rate	21.4%	20.9%
1    On January 13, 2022, the company completed the acquisition of Intimidator. Acquisition-related costs for the three month period ended February 3, 2023 represent integration costs. Acquisition-related costs for the three month period ended January 28, 2022 represent transaction and integration costs incurred in connection with the acquisition.
2    The accounting standards codification guidance governing employee stock-based compensation requires that any excess tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact our net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three month periods ended February 3, 2023 and January 28, 2022.

Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, net of proceeds from insurance claim. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business.
The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the three month periods ended February 3, 2023 and January 28, 2022:

	Three Months Ended
(Dollars in thousands)	February 3, 2023	January 28, 2022
Net cash used in operating activities	$(68,849)	$(90,043)
Less: Purchases of property, plant and equipment, net of proceeds from insurance claim	22,215	11,903
Free cash flow	(91,064)	(101,946)
Net earnings	$106,860	$69,510
Free cash flow conversion percentage	(85.2)%	(146.7)%
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